Exhibit 2
To whom it may concern
May 8, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Personnel Decisions
NIS GROUP CO., LTD. (The “Company”) hereby announces that its board of directors resolved the following with respect to director and statutory auditor candidates to be formally appointed at the 48th Ordinary General Meeting of Shareholders to be held on June 23, 2007 and decided to change the titles of members of its board of directors and to change an executive officer as described below.
1. Personnel Decisions with respect to a Director and Statutory Auditors
(1) Candidate for Director to be newly appointed

Name	Current Title
Hidetoshi Sawamura	Executive Officer (Head of Risk Management)
(2) Candidate for Standing Statutory Auditor to be newly appointed

Name	Current Title
Hitoshi Higaki	Senior Executive Director & Executive Officer

Note:	Present statutory auditors, Yoshiki Kishimura and Isao Narimatsu, will retire at the end of the 48th Ordinary General Meeting of Shareholders.
(3) Candidate for Statutory Auditor to be newly appointed

Name
Masaaki Uchino

Note:	Masaaki Uchino is eligible to be an outside statutory auditor as defined under section 2-16 of the Corporate Law of Japan.

2. Changes in the Titles of Directors and Change in Executive Officer
(1) Changes in the Titles of Directors (as of June 23, 2007)

New Title	Name	Current Title
Senior Executive Director of the Board & Executive Officer (Head of Investment Banking, Sales & Marketing; Investment Banking Group Manager)	Toshioki Otani	Executive Director of the Board & Executive Officer (Head of Investment Banking, Sales & Marketing; Investment Banking Group Manager)

Senior Executive Director of the Board & Executive Officer (Head of Strategy & Operations Control)	Akihiro Nojiri	Executive Director of the Board & Executive Officer (Head of Strategy & Operations Control)

Senior Executive Director of the Board & Executive Officer (Officer-in-Charge East Asia Region)	Yunwei Chen	Executive Director of the Board & Executive Officer (Officer-in-Charge East Asia Region)

Executive Director of the Board & Executive Officer (Deputy Head of Investment Banking, Sales & Marketing; Real Estate Group Manager)	Katsutoshi Shimizu	Director of the Board & Executive Officer (Deputy Head of Investment Banking, Sales & Marketing; Real Estate Group Manager)

Note:	Subject to appointment at the 48th Ordinary General Meeting of Shareholders to be held on June 23, 2007, changes in the titles of directors will be decided at a meeting of the board of directors to be held on the same date.
(2) Change in Executive Officer (as of June 23, 2007)

New Title	Name	Current Title
Executive Officer (Deputy Head of Strategy & Operations Control; General Manager, Finance Dept.)	Shigeharu Nakashima	Deputy Head of Strategy & Operations Control; General Manager, Finance Dept.